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NEWS RELEASE                                  [HUNTINGTON BANK LOGO]


FOR IMMEDIATE RELEASE                     FOR FURTHER INFORMATION, CONTACT:
SUBMITTED: OCTOBER 14, 1996               JACQUELINE THURSTON (614) 480-3878


                         HUNTINGTON BANCSHARES ANNOUNCES
                    ODDLOT BUYBACK PROGRAM AND CHANGES TO THE
                           DIVIDEND REINVESTMENT PLAN

         COLUMBUS, Ohio The board of directors of Huntington Bancshares Incorporated (Nasdaq: HBAN; http://www.huntington.com) recently approved a voluntary program to assist shareholders who, as of the close of business on October 11, 1996, owned fewer than 100 shares of Huntington Bancshares Incorporated Common Stock and wish to sell their shares or purchase sufficient shares to bring their holdings up to at least 100 shares of Common Stock without incurring any brokerage fees (the "Program"). Huntington believes that the Program will also reduce the high cost of servicing a large number of small shareholder accounts.

         The Program will be held open for a period of 30 calendar days, commencing on November 1, 1996, subject to extension, at the discretion of Huntington, for up to an additional 30 calendar days. Shares sold to Huntington under the Program will be purchased at a price per share equal to the sum of (i) the highest closing market price for the Common Stock during the 30 day period the Program is open, as reported on the Nasdaq Stock Market and (ii) an amount equal to five percent of such closing price. If the Program is extended, the purchase price will be computed using the same formula for the extension period. The details and necessary paperwork will be forwarded to all eligible shareholders toward the end of October.